Exhibit 99.1

Astec Industries, Inc.
News Release

1725 Shepherd Road Chattanooga, TN  37421  Phone (423) 899-5898  Fax (423) 899-4456

  ASTEC INDUSTRIES REPORTS FIRST QUARTER 2016 RESULTS

CHATTANOOGA, Tenn. (April 26, 2016) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2016.

Net sales for the first quarter of 2016 were $278.7 million compared to $288.7 million for the first quarter of 2015, a 3.5% decrease.  Earnings for the first quarter of 2016 were $17.7 million or $0.77 per diluted share compared to $15.1 million for the first quarter of 2015 or $0.65 per diluted share, an increase of 18.5% per diluted share.

Domestic sales increased 11.0% to $234.2 million for the first quarter of 2016 from $211.0 million for the first quarter of 2015.  International sales were $44.5 million for the first quarter of 2016 compared to $77.7 million for the first quarter of 2015, a decrease of 42.7%.

The Company's backlog increased 48.7% from $291.2 million at March 31, 2015 to $432.8 million at March 31, 2016.  The domestic backlog increased 90.3% from $201.0 million at March 31, 2015 to $382.5 million at March 31, 2016.  The international backlog at March 31, 2016 was $50.3 million, a 44.2% decrease from the March 31, 2015 international backlog of $90.2 million.

Consolidated financial information for the first quarter ended March 31, 2016 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We were pleased with our results for the first quarter.  As our sales and backlog reflect, our domestic business is very good.  This is primarily attributable to the passage of a new Federal highway bill and continuing good private market activity. As expected, we recognized the revenue on the $30 million pellet plant that we could not recognize at year-end, further strengthening an already strong first quarter performance."

Mr. Brock continued, "Our backlog is up 48.7% versus last year.  Most of the increase is in the Infrastructure Group, again mainly as a result of the highway bill and the $122.5 million pellet plant order announced during the quarter.  In contrast to the success of our domestic business, we continued to face headwinds in all of our groups with regard to international business, primarily as a result of the strong U.S. Dollar.  We also continue to be challenged in our Aggregate and Mining Group as a result of the global mining slow down.  Finally, we remain challenged in our Energy Group equipment sales in the oil and natural gas industries as prices for these commodities remain at low levels."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 26, 2016, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Thursday, May 12, 2016 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13634456.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from low oil and gas prices, the global mining slow down, the strong U.S. Dollar, and the impact of the long-term highway bill in the United States.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2015.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2016	2015
Assets
Current assets
Cash and cash equivalents	$62,445	$12,464
Investments	1,654	2,195
Receivables, net	119,371	129,919
Inventories	389,504	388,710
Prepaid expenses and other	26,961	34,923
Total current assets	599,935	568,211
Property and equipment, net	171,205	184,922
Other assets	64,640	60,940
Total assets	$835,780	$814,073
Liabilities and equity
Current liabilities
Accounts payable - trade	$56,188	$66,220
Other current liabilities	126,453	99,631
Total current liabilities	182,641	165,851
Non-current liabilities	26,877	40,498
Total equity	626,262	607,724
Total liabilities and equity	$835,780	$814,073

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2016	2015
Net sales	$278,721	$288,748
Cost of sales	206,765	222,703
Gross profit	71,956	66,045
Selling, general, administrative & engineering expenses	43,806	43,804
Income from operations	28,150	22,241
Interest expense	467	297
Other	609	1,949
Income before income taxes	28,292	23,893
Income taxes	10,549	8,788
Net income attributable to controlling interest	$17,743	$15,105

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.77	$0.66
Diluted	$0.77	$0.65

Weighted average common shares outstanding
Basic	22,965	22,904
Diluted	23,135	23,114

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2016 and 2015
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate Group	Total
2016 Revenues	153,114	92,488	33,119	-	278,721
2015 Revenues	135,045	106,412	47,291	-	288,748
Change $	18,069	(13,924)	(14,172)	-	(10,027)
Change %	13.4%	(13.1%)	(30.0%)	-	(3.5%)

2016 Gross Profit (Loss)	39,837	25,148	7,082	(111)	71,956
2016 Gross Profit %	26.0%	27.2%	21.4%	-	25.8%
2015 Gross Profit	30,946	25,972	9,119	8	66,045
2015 Gross Profit %	22.9%	24.4%	19.3%	-	22.9%
Change	8,891	(824)	(2,037)	(119)	5,911

2016 Profit (Loss)	21,863	9,538	(192)	(14,226)	16,983
2015 Profit (Loss)	15,511	11,594	163	(11,965)	15,303
Change $	6,352	(2,056)	(355)	(2,261)	1,680
Change %	41.0%	(17.7%)	(217.8%)	(18.9%)	11.0%

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2016	2015	Change $
Total profit for all segments	$16,983	$15,303	$1,680
Recapture (elimination) of intersegment profit	695	(386)	1,081
Net loss attributable to non-controlling interest	65	188	(123)
Net income attributable to controlling interest	$17,743	$15,105	$2,638

Astec Industries, Inc.
Backlog by Segment
March 31, 2016 and 2015
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2016 Backlog	326,039	79,128	27,656	432,823
2015 Backlog	127,029	77,529	86,610	291,168
Change $	199,010	1,599	(58,954)	141,655
Change %	156.7%	2.1%	(68.1%)	48.7%